Exhibit 99.1

Gain Therapeutics Reports Financial Results for First Quarter 2025 and Provides Corporate Update

First Biomarker Analysis from Phase 1b Study of GT-02287 in Parkinson’s Disease Expected Mid-2025

BETHESDA, Md., May 14, 2025 -- Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain”, or the “Company”), a clinical-stage biotechnology company leading the discovery and development of the next generation of allosteric small molecule therapies, today reported financial results for the quarter ended March 31, 2025, and provided a corporate update.

“The first quarter of 2025 marked yet another exciting milestone for Gain with the first administration of GT-02287, our lead drug candidate in development for the treatment of Parkinson’s disease (PD) with or without a GBA1 mutation, to participants with Parkinson’s disease in our ongoing Phase 1b study which began enrollment in early March,” said Gene Mack, President and CEO of Gain. “We are encouraged by enrollment of the study to date and expect to complete enrollment by the end of July 2025. In the meantime, we look forward to sharing results from a first biomarker analysis of the study in mid-2025. This readout is of significance as we believe that these observations will further elucidate the mechanism of GT-02287, which we believe goes beyond activation of lysosomal GCase to stabilize and chaperone the enzyme through various cellular compartments where it functions to promote neuroprotection. We look forward to incorporating what we learn from the Phase 1b into our Phase 2 planning for GT-02287 in 2H25. As we progress through the year, we will continue to engage with the FDA and anticipate IND submission by year end.”

First Quarter 2025 and Recent Corporate and Clinical Program Highlights

Corporate Updates

●	Gene Mack was appointed President and Chief Executive Officer effective January 6, 2025. Prior to the appointment Gene served as Chief Financial Officer from April 2024. Since Mr. Mack’s appointment, Gianluca Fuggetta has assumed the role of Senior Vice President Finance and Principal Financial Officer.
●	Announced formation of a Clinical Advisory Board composed of leading experts in Parkinson’s disease to support the advancement of GT-02287 through late-stage clinical development.
●	Initiated enrollment of a Phase 1b study for GT-02287, which is now being administered for the first time to individuals with Parkinson’s disease (PD) regardless of GBA1 status. The open-label study will enroll 15-20 participants with PD either with or without a GBA1 mutation. A first biomarker analysis from the Phase 1b study is expected to be available mid-2025. Expect enrollment to continue through the summer with the initial participants from the study completing a 90-day dosing duration of GT-02287 during the fourth quarter of 2025.

Upcoming Anticipated Milestones

●	First biomarker analysis from the Phase 1b study evaluating GT-02287 in people with Parkinson’s disease expected mid-2025.
●	Completion of Phase 1b study expected 4Q25.
●	IND submission to FDA expected by year end 2025.

Q1 2025 Financial Results

Research and Development (R&D) expenses decreased by $0.2 million to $2.3 million for the three months ended March 31, 2025, as compared to $2.5 million for the three months ended March 31, 2024. The decrease in research and development expenses was primarily related to recognition of research grant income, a tax rebate in Australia, and optimization of pipeline cost.

General and Administrative (G&A) expenses increased by $0.2 million to $2.1 million for the three months ended March 31, 2025, as compared to $1.9 million for the three months ended March 31, 2024. The increase in general and administrative expenses for the period was primarily attributable to an increase in legal and professional fees related to general corporate matters.

Net loss for the three months ended March 31, 2025, was $0.16 per share, basic and diluted, compared to $0.22 per share, basic and diluted, for the three months ended March 31, 2024.

Cash, cash equivalent and marketable securities were $9.1 million as of March 31, 2025, compared to $10.4 million as of December 31, 2024.

About GT-02287

Gain Therapeutics’ lead drug candidate, GT-02287, is in clinical development for the treatment of Parkinson’s disease (PD) with or without a GBA1 mutation. The orally administered, brain-penetrant small molecule is an allosteric enzyme modulator that restores the function of the lysosomal enzyme glucocerebrosidase (GCase) which becomes misfolded and impaired due to mutations in the GBA1 gene, the most common genetic abnormality associated with PD, or other age-related stress factors. In preclinical models of PD, GT-02287 restored GCase enzymatic function, reduced ER stress, lysosomal and mitochondrial pathology, aggregated α-synuclein, neuroinflammation and neuronal death, as well as plasma neurofilament light chain (NfL) levels, a biomarker of neurodegeneration. In rodent models of both GBA1-PD and idiopathic PD, GT-02287 was shown to rescue deficits in motor function and gait and prevent the development of deficits in complex behaviors such as nesting.

Compelling preclinical data in models of both GBA1-PD and idiopathic PD, demonstrating a disease-modifying effect after administration of GT-02287, suggest that GT-02287 may have the potential to slow or stop the progression of Parkinson’s disease.

Results from a Phase 1 study of GT-02287 in healthy volunteers demonstrated favorable safety and tolerability, plasma and CNS exposures in the projected therapeutic range, and target engagement with a >50% increase in glucocerebrosidase (GCase) activity among those receiving GT-02287 at clinically relevant doses.

GT-02287 is currently being evaluated in a Phase 1b clinical trial for the treatment of Parkinson’s disease with or without a GBA1 mutation. The primary endpoint of the trial, which is currently enrolling participants across 7 sites in Australia, is to evaluate the safety and tolerability of GT-02287 after 3 months of dosing in people with Parkinson’s disease.

Gain’s lead program in Parkinson’s disease has been awarded funding support early in its development from The Michael J. Fox Foundation for Parkinson’s Research (MJFF) and The Silverstein Foundation for Parkinson’s with GBA, as well as from the Eurostars-2 joint program with co-funding from the European Union Horizon 2020 research and Innosuisse – Swiss Innovation Agency.

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is a clinical-stage biotechnology company leading the discovery and development of next generation allosteric therapies. Gain’s lead drug candidate, GT-02287 is currently being evaluated for the treatment of Parkinson’s disease with or without a GBA1 mutation in a Phase 1b clinical trial. GT-02287 has further potential in Gaucher’s disease, dementia with Lewy bodies, and Alzheimer’s disease. Gain has multiple undisclosed preclinical assets targeting lysosomal storage disorders, metabolic diseases, and solid tumors.

Gain’s unique approach enables the discovery of novel, allosteric small molecule modulators that can restore or disrupt protein function. Deploying its highly advanced Magellan™ platform, Gain is accelerating drug discovery and unlocking novel disease-modifying treatments for untreatable or difficult-to-treat disorders including neurodegenerative diseases, rare genetic disorders and oncology.

Forward-Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct or that those goals will be achieved, and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, statements regarding: the development of the Company’s current or future product candidates including GT-02287; expectations regarding the completion and timing of results from a Phase 1b clinical study for GT-02287; expectations regarding the timing of patient enrollment for a Phase 1b clinical study for GT-02287; the timing of any submissions to the FDA or other regulatory bodies and agencies; and the potential therapeutic and clinical benefits of the Company’s product candidates. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the Company’s business in general, please refer to the Company’s Form 10-K for the year ended December 31, 2024. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether because of new information, future events or otherwise.

Investors:

Gain Therapeutics, Inc.

Apaar Jammu

Manager, Investor Relations and Public Relations

ajammu@gaintherapeutics.com

LifeSci Advisors LLC

Chuck Padala

Managing Director

chuck@lifesciadvisors.com

Media:

Russo Partners LLC

Nic Johnson and Elio Ambrosio

nic.johnson@russopartnersllc.com

elio.ambrosio@russopartnersllc.com

(760) 846-9256

GAIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
	2025	2024
Operating expenses:
Research and development	$(2,257,010)	$(2,506,906)
General and administrative	(2,112,366)	(1,870,794)
Total operating expenses	(4,369,376)	(4,377,700)

Loss from operations	(4,369,376)	(4,377,700)

Other income (expense):
Interest income, net	40,413	115,303
Foreign exchange (loss) gain, net	(100,586)	268,077
Loss before income tax	(4,429,549)	(3,994,320)

Income tax	(100,509)	(19,874)

Net loss	$(4,530,058)	$(4,014,194)

Net loss per shares:
Net loss per share attributable to common stockholders - basic and diluted	$(0.16)	$(0.22)
Weighted average common stock - basic and diluted	28,685,417	17,978,951

GAIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$9,070,102	$10,385,863
Tax credits	247,656	271,079
Prepaid expenses and other current assets	1,833,659	945,536
Total current assets	11,151,417	11,602,478

Noncurrent assets:
Property and equipment, net	97,509	103,619
Internal-use software, net	126,291	134,268
Operating lease right-of-use assets	183,664	219,715
Restricted cash	32,542	31,695
Long-term deposits and other noncurrent assets	32,641	32,109
Total noncurrent assets	472,647	521,406
Total assets	$11,624,064	$12,123,884

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$2,151,410	$946,259
Operating lease liability - current	148,674	160,913
Other current liabilities	2,397,386	2,441,761
Deferred grant income - current	217,841	252,211
Loans - current	113,121	110,177
Total current liabilities	5,028,432	3,911,321

Noncurrent liabilities:
Defined benefit pension plan	470,856	443,623
Operating lease liability - noncurrent	30,589	53,598
Deferred grant income - noncurrent	—	47,441
Loans - noncurrent	314,476	328,327
Total noncurrent liabilities	815,921	872,989
Total liabilities	$5,844,353	$4,784,310

Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; nil shares issued and outstanding as of March 31, 2025 and December 31, 2024	$—	$—
Common stock, $0.0001 par value: 50,000,000 shares authorized; 28,746,041 and 27,132,588 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	2,875	2,713
Additional paid-in capital	91,621,667	88,779,318
Accumulated other comprehensive loss	(119,865)	(247,549)
Accumulated deficit	(81,194,908)	(60,783,717)
Loss of the period	(4,530,058)	(20,411,191)
Total stockholders’ equity	5,779,711	7,339,574
Total liabilities and stockholders’ equity	$11,624,064	$12,123,884